Exhibit 99.1

For Immediate Release

For Further Information
Refer to: John J. Haines
260-824-2900

FRANKLIN FUELING SYSTEMS ANNOUNCES ACQUISITION OF FLEX-ING INC.

Madison, WI - November 16, 2012 - Franklin Fueling Systems, a wholly owned subsidiary of Franklin Electric Co., Inc. (NASDAQ:FELE), announced today that it has completed the acquisition of certain assets of Flex-ing Inc. of Sherman, Texas. Flex-ing designs and manufactures a variety of fueling equipment that is distributed through the same channels as the core product offering of Franklin Fueling Systems. Key products being acquired in this transaction include stainless steel flexible hose connectors, composite manhole covers and curb pump hose. Calendar year 2012 sales for Flex-ing will be approximately $13 million.

Franklin Electric has agreed to pay $10.8 million in an all cash transaction. The Company believes Flex-ing will be accretive to 2013 earnings per share and will effectively integrate all of Flex-ing's operations into its Fueling Systems headquarters in Madison, WI.

Don Kenney, President of Franklin Fueling Systems, commented:

“Flex-ing has great product lines that extend the Franklin Fueling offering to our customers. The Flex-ing team has done a tremendous job in building a solid market for their products in North America, and we believe we can leverage our existing Franklin Fueling Systems distribution channels to offer those products internationally as well.”

Franklin Electric, the parent of Franklin Fueling Systems, is a global leader in the production and marketing of systems and components for the movement of water and automotive fuels. Recognized as a technical leader in its specialties, Franklin Electric serves customers around the world in residential, commercial, agricultural, industrial, municipal and fueling applications.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those relating to market conditions or the Company's financial results, costs, expenses or expense reductions, profit margins, inventory levels, foreign currency translation rates, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including but not limited to, risks and uncertainties with respect to regional or general economic and currency conditions, various conditions specific to the Company's business and industry, new housing starts, weather conditions, market demand, competitive factors, changes in distribution channels, supply constraints, effect of price increases, raw material costs and availability, technology factors, integration of acquisitions, litigation, government and regulatory actions, the Company's accounting policies, and other risks which are detailed in the Company's Securities and Exchange Commission filings, included in Item 1A of Part I of the Company's Annual Report on Form 10-K for the fiscal year ending December 31, 2011, Exhibit 99.1 attached thereto and in Item 1A of Part II of the Company's Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and, except as required by law, the Company assumes no obligation to update any forward-looking statements.